Second Quarter 2009 Earnings Release Conference Call

July 23, 2009

Ron DeFeo -Terex Corporation - Chairman and Chief Executive Officer

Good morning ladies and gentlemen and thank you for your interest in Terex Corporation today.

On the call with me this morning is Phil Widman, our Senior Vice President and Chief Financial Officer, Tom Riordan, the Company’s President and Chief Operating Officer and Tom Gelston, Vice President of Investor Relations. Also participating on the call and available for your questions are Rick Nichols for the Cranes segment, Tim Ford for the Aerial Work Platforms segment, Eric Nielsen for the Materials Processing & Mining segment, and Steve Filipov, President of Developing Markets and Strategic Accounts.

A replay of this call will be archived on the Company’s website, www.terex.com under “Audio Archives” in the “Investor Relations” section of the website.

I would like to begin with some opening commentary followed by Phil Widman, who will provide a more detailed financial report, and Tom Riordan, who will discuss operations by segment. Then we will open it up for questions. During the Q & A portion, please ask only one question and one follow-up.

During today’s call we will be referring to a presentation, which is accessible on the Company's website. We will be going through this presentation on a page-by-page basis. I direct your attention to page 2, and I would like to remind you that we will discuss expectations of future events and performance of the Company on today's call, and that such expectations are subject to uncertainties related to macroeconomic factors, interest rates, governmental actions and other factors. A fuller description of the factors that affect future expectations is included in the presentation, our press release and other public filings. I encourage you to read them.

Let me begin with the overview of our presentation on page 3. We, as well as our industry, are in challenging times. We benefited from a number of years of very positive growth, and now we are suffering from a severe contraction in demand and inventory adjustments across a broad range of geographies and product lines. We have seen markets and industries for our products decline as much as 85% on a year-over-year basis. However, we have not lost our confidence. We remain focused on the future and believe we have a leaner, more competitive, and perhaps even stronger company today, and we do believe this will be the case tomorrow.

For the balance of 2009, we expect to continue to manage for cash, as we have during the first half of the year, as I indicated we would late last year. Reporting losses is not easy, but we feel that at this stage they have been unavoidable with the dramatic industry swings we have experienced. You will see that our cash and liquidity positions are good and that we are doing generally what we said we would do. Net sales and profits for the remainder of the year are expected to be worse than we originally thought, but during the last quarterly results conference call, we indicated that we had little to no visibility and were managing based upon less than perfect information from the market. This is why adequate liquidity was, and is, so important, and the fact that we have no near term debt maturities or covenant issues is fundamental. This allows the entire management team to continue our focus on operations and cash generation.

However, looking forward, net sales appear to have stabilized at these low levels, giving us an opportunity to lay the foundation for a better operating performance in 2010. Our philosophy has to be, and will be, to expect little market help, if any, in 2010, but to make progress within the context of the things we control. This will be expense management, cash generation and returning our factories to steady, planned production levels. This can make a very large difference, as you might imagine. In our Aerial Work Platforms business alone, we sold about $215 million more of equipment than we manufactured in the first 6 months of this year. This was good for inventory reduction but not earnings. Once inventory returns to a more balanced position, then earnings will improve. This is doing what we can control.

Now Phil and Tom will walk you through the specifics of our quarter.

Phil Widman -Terex Corporation – Senior Vice President and Chief Financial Officer

Thank you Ron, and good morning.

The key figures table on page 4 displays the quarterly year-over-year and sequential performance of the Company. Net sales were down 55% from the prior year quarter, or 49% excluding the impact of foreign currency exchange rate changes. Second quarter net sales continued to be negatively impacted by significant declines in industry demand for the short cycle equipment in our product range. A relative level of stability still exists for our larger Cranes and Mining products. We incurred a loss from operations in the second quarter of $86 million, compared to operating income of $371 million, mainly due to the net sales reduction, but I will discuss this in more detail on another slide. Our focus on cash generation resulted in good progress in the second quarter, with cash provided from working capital of $219 million. Our backlog is down 17% sequentially and 61% from the second quarter of 2008. We are responding with cost and production level reductions to size our organization for the lower demand. Our net debt balance showed sequential improvement to $798 million reflecting, our capital markets activity and cash flow generation in the quarter.

Page 5 outlines the net sales bridge from last year’s second quarter, where the significant declines in volume have been felt in all segments, but most notably in AWP and Construction, down 72% and 68%, respectively. In the Cranes segment, which declined 41% overall, the most significant decline continues to be in the tower and rough terrain businesses, while all terrain and crawler cranes are more stable. In the Materials Processing & Mining group, which is down 39%, the Materials Processing businesses account for the vast majority of the reduction year-over-year, with mining drill products being the remainder of the segment decline.

Page 6 bridges the operating profit from the prior year’s quarter to the operating loss for Q2 2009. You will note the margin impact on the net sales decline for new equipment contributed $442 million of the $456 million deterioration in operating profit for the Company, while parts, service, and used equipment margin declined approximately $59 million from the prior year period. Restructuring and other costs, mainly associated with the reduction in production levels and headcount, contributed approximately $27 million of the decline, of which $17 million is reflected in cost of sales and $10 million is reflected in SG&A. Capacity variance increased by $17 million compared to the prior year, due to the significant number of temporary manufacturing facility shutdowns in the period. Although we reduced manufacturing spending by 49% over the prior year period, net manufacturing underabsorption increased by $42 million, as we could not cut costs as quickly as the volume declined. SG&A and other cost of sales had a net positive effect given cost reductions, profit released as inventory was delivered to third parties, positive transactional foreign currency impacts and other items. Overall, foreign currency translation impact was insignificant, but had some impact on the individual segments. I don’t plan to review each of the segment reconciliations, but we have provided them for complete visibility.

Let me refer to page 7. During the second quarter we generated cash from working capital improvements of $219 million. Continued vigilance on accounts receivable collections and credit issuance contributed $122 million, while cash from inventory reached $278 million. Accounts payable was a $181 million use of cash, given the reduction in incoming material. The accounts payable days calculation is reflective of the increased draw from inventory compared to new material purchases, not an acceleration of terms. With $304 million cash from inventory reductions year-to-date, we are well positioned to meet or exceed our target of $500 million for 2009.

In reviewing the capital structure on page 8, you will see that we ended the second quarter with $939 million in cash and $486 million in availability on our credit facility or $1.4 billion in liquidity compared to $899 million in the first quarter 2009. This is reflective of our capital markets activity in the second quarter and the Company’s positive operating cash flow performance. We secured an amendment to our credit facility to use a liquidity test to determine covenant compliance, thereby removing concern over the impact of earnings on covenants during these difficult times. With no near term debt maturities and our liquidity position, and expectations of additional cash flow generation, we are well positioned to weather the current downturn.

Now, I will turn it over to Tom to provide an operational perspective.

Tom Riordan – Terex Corporation - President and Chief Operating Officer

Thanks Phil, and good morning everyone.

As Ron and Phil discussed, we continue to live in very challenging markets. Despite these challenges, there are several key positive points I want to touch on before I continue with the presentation:

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In Q2, despite the current low level of business, we experienced relatively stable order patterns. For our crushing and screening products and our Construction business, order rates were up slightly from Q1, and incoming orders effectively equaled our net sales for the quarter. In our Aerial Work Platforms business, order rates were flat quarter to quarter, and net sales still slightly exceeds orders.

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We continue to generally manufacture at a level below retail demand in AWP, Construction, and Materials Processing. Our finished goods inventories are down (in both new and used equipment). Quoted lead times are starting to extend in some product lines.

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Accounts receivable are reducing as expected, and as importantly, our past due receivables are down this quarter as well – both in dollars and aging percentage. We continue to closely monitor the health of our customers, and take action as required.

•	As Phil mentioned, we are making very good progress on inventory reduction. With over $300 million year to date cash impact, this is a significant accomplishment.

Back to page 9 of the presentation. We are continuing to have temporary closures and/or curtailments in most of the operations for the above businesses along with many of the light and medium capacity Cranes plants. These range from a few days per week up to complete closure for 4-6 weeks at a time.

Overhead reductions will continue for the balance of this year. We had $27 million in restructuring charges in Q2, mostly in the Construction segment.

Despite the dramatic drop in raw material receipts (down approximately 75% in Q2 compared to Q2 2008), I am also pleased with the progress and trends on reduction of material costs. Most of our steel costs are back to 2007 levels, and component costs are heading in the right direction. As raw material receipts pick up again, the cost reductions will accelerate.

On page 10, you can see the dramatic improvements in spending around Terex. Manufacturing spending is down nearly 50%, and SG&A down 27% compared to a year ago. As we work down inventory to acceptable levels and the plants start to run on a routine basis, some of the manufacturing spending will begin to increase. In this environment, that will be a very positive sign of recovery. That said, we are still targeting to reduce manufacturing spending by a $300 million quarterly run rate by year end. In any case, we will continue to focus on SG&A reductions.

Moving on to page 11, our Aerial Work Platforms business was hit first with the economic crisis, and has been hit the hardest. With net sales down over 70% in the last twelve months, very dramatic actions have taken place. With headcount reductions of over 40%, in addition to all of the temporary shutdowns, the flexible business model of AWP has been sorely tested. We have reduced our manufacturing spend by 59% compared to Q2 last year. We have remained focused on our customers and meeting their needs, making sure we take quick action to reduce capacity and not add to the oversupply position in the channel. Net inventory is down by over 45% since the downturn in this business started, and we have reduced working capital by nearly $300 million in the last year. I would expect to be back to running the plants on a more regular basis during the last half of this year.

Moving on to page 12 and our Construction segment, we have made significant progress in the last quarter in restructuring. We now have all the appropriate social plans in place in our German facilities. Also note that manufacturing spending in this business is down 58% in the last twelve months, and we are moving forward with additional reductions tied to our original restructuring plans. Net inventory is down $185 million from prior year, and this downward trend will continue for at least the balance of this year. Dealer channel inventory levels also continue to reduce.

As you may know, I became the interim President of this segment in February. I still have no plans to relinquish this role any time soon, until we are comfortable that this can be a profitable, cash positive business. Fixing this business provides Terex with future portfolio options along with long term value creation for stakeholders.

Cranes, on page 13, continues to be effectively two different business situations. Our larger German crawler crane and all terrain crane business markets continue in line with our expectations. Conversely, most of the rest of the Cranes products in tower and rough terrain cranes have been struggling with order rates since late last year. We have addressed the cost structures in these businesses aggressively, and continue to manage for cash. Channel inventories are now at reasonable levels, and we expect significant inventory to come out of all of these businesses this year.

On the next page, our Materials Processing & Mining segment is also a much different story between the two businesses. With sales up 12% and manufacturing spending down 23% compared to Q1 for the segment, you can tell we have continued to be aggressive in reducing inventory.

In general, our Mining business continues to perform as expected with a solid Q2 performance. Last quarter we said this business will likely slow for the balance of this year after Q2. That said, our Q2 net sales and order rates were up from Q1, and quotation activity remains strong. We are also seeing some opportunistic buying from customers as well. Our truck business had a great quarter, and our parts business saw a rebound in orders in June. While we are still cautious about the second half, there are some optimistic signs.

Our Materials Processing business is down in net sales over 70% from prior year, and we have been very aggressive in fundamentally restructuring our business. While there is more work to be done, this team in particular deserves credit for what they have accomplished. Order rates have been stable and basically equal to net sales for the quarter, and channel inventories continue to reduce. Working capital and inventory continue to reduce nicely. I would expect most of the Materials Processing plants to operate on a more routine basis in the second half of the year.

One last overall comment: economic times like today clearly challenge leadership teams to maintain a balance with what is really important, compared to a mentality of “let’s just cut everything out”. It also demonstrates the true underlying character of a company. We consider business practices in today’s world a crucial part of Terex – an area that we spend significant time on as a team. As one example, on June 24th, we had a webcast, attended by over 600 top global leaders of the Company, reviewing ethical and legal policies and practices. We continue to be aggressive but balanced on reducing costs and activities that are not of value to our customers, but without compromise to our core values. Throughout Terex we continue to be very focused on providing a safe work environment. Our lost time accident rate has dropped by about two thirds since the beginning of 2007. We have made terrific progress on improving our product quality and customer service, and demonstrating the value of our equipment and services everyday in the marketplace. On behalf of the management team, we very much appreciate the hard work and results of the thousands of Terex team members around the world.

At this point, I will turn it back to Ron.

Ron DeFeo -Terex Corporation - Chairman and Chief Executive Officer

Thank you, Tom.

Turning to page 15, and in summary, the industry and Terex’s revenue outlook remain challenging. This year has recalibrated many of us in this industry. Expectations have clearly been reset. As I previously stated, we will manage the Company for cash generation throughout 2009, and most likely into 2010. Cost reduction initiatives will continue as we realign our business cost structure for lower demand levels.

Our team members have all been personally impacted from the top to the bottom of the organization. As you know, we have taken substantial reductions in pay across the board for many team members around the world. I am proud to report that they remain committed and supportive of the changes underway. We have adequate liquidity and no near term debt maturities. We are focused on operations and strengthening the Company for the recovery that will come.

My last point: merger and acquisition activity will continue for both selling and buying assets, but it is not yet time to be on the offensive in terms of acquisitions.

Said simply, Terex will end 2009 a smaller company, with significantly less cost and ample cash and liquidity. Taking into account the current conditions of our industry, I think this will be a good place to be entering 2010.